Exhibit 10.1

AVIS BUDGET GROUP, INC.

DEFERRED COMPENSATION PLAN

Amended and Restated as of January 1, 2008

AVIS BUDGET GROUP, INC.

DEFERRED COMPENSATION PLAN

ARTICLE I – INTRODUCTION

1.1	Purpose of Plan

Avis Budget Group, Inc. (the “Company”) has adopted the Avis Budget Group, Inc. Deferred Compensation Plan (“the Plan”), as set forth herein, to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of Compensation.

1.2	Status of Plan

The Plan is intended to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of ERISA, and shall be interpreted and administered to the extent possible in a manner consistent with such intent. The Plan is amended and restated effective as January 1, 2008 to comply with Section 409A of the Code and the regulations thereunder.

ARTICLE II – DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1	Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2	Beneficiary means the person(s) or entity designated by the Participant in accordance with the provisions of Article VII to receive benefits under the Plan as a result of a Participant’s death.

2.2	Board means the Board of Directors of the Company.

2.3	Change of Control means the date on which:

(a) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

(b) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company;

(c) a majority of members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; or

(d) any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month periods ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have at total gross fair market value equal to more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

2.4	Code means the Internal Revenue Code of 1986, as amended from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.5	Committee means a Committee of one or more persons appointed by the Board to administer the Plan. In the absence of such appointment, or if, due to resignation or other cause, no appointed members remain, the Board shall be the Committee.

2.6	Compensation means a Participant’s annual base salary, annual bonus and commissions received from the Employer as compensation for services.

2.7	Disabled or Disability means the inability of a Participant to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, and the permanence and degree of which shall be supported by medical evidence satisfactory to the Committee.

2.8	Effective Date means October 31, 1999.

2.9	Election Form means the participation election form as approved and prescribed by the Committee.

2.10	Elective Deferral means the portion of Compensation which is deferred by a Participant under Section 4.1.

2.11	Eligible Employee means each employee of the Employer who is determined by the Employer in its sole discretion to be eligible to participate in the Plan.

2.12	Employer means the Company, any successor to all or a major portion of the Company’s assets or business which assumes the obligations of the Company, and each other entity that is affiliated with the Company which adopts the Plan with the consent of the Company, provided that the Company shall have the sole power to amend the Plan.

2.13	ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.14	Matching Deferral means a deferral provided by the Employer for a Participant’s benefit as described in Section 4.3.

2.15	Participant means any individual who participates in the Plan in accordance with Article III.

2.16	Plan means this Avis Budget Group, Inc. Deferred Compensation Plan, as amended from time to time.

2.17	Plan Year means the twelve consecutive month period ending each December 31st.

2.18	Termination of Employment means a Participant’s separation from the service of the Employer by reason of resignation, discharge, or retirement. Separation from service as a result of a transfer to an affiliate or subsidiary of the Employer does not constitute Termination of Employment.

2.19	Trust means the trust established by the Company that identifies the Plan as a plan with respect to which assets are to be held by the Trustee.

2.20	Trustee means the trustee or trustees under the Trust.

ARTICLE III – PARTICIPATION

3.1	Commencement of Participation

Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Section 4.1 shall become a Participant in the Plan as of the date such deferrals commence in accordance with Section 4.1.

3.2	Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her Account. Notwithstanding the foregoing, Participation in respect of any calendar year is not a guarantee of participation in respect of any future calendar year.

ARTICLE IV – ELECTIVE AND MATCHING DEFERRALS

4.1	Elective Deferrals

Any individual who becomes an Eligible Employee at the time he or she is hired by an Employer may, by completing an Election Form and filing it with the Committee within 30 days following the date on which the Committee gives such individual written notice that the individual is an Eligible Employee, elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Committee may permit, which are earned by and payable to the Participant after the date on which the individual files the Election Form. Such election will continue in effect until a new Election Form is completed and takes effect in the next succeeding Plan Year.

Any other Eligible Employee may elect to defer a percentage or dollar amount of one or more payments of Compensation, on such terms as the Committee may permit, commencing with Compensation paid in the next succeeding Plan Year, by completing an Election Form prior to the first day of such succeeding Plan Year. Such election will continue in effect until a new Election Form is completed and takes effect in the next succeeding Plan Year.

4.2	Elective Deferral Limitations

No dollar limitation exists on the total amount of Compensation that may be deferred under the Plan. However, each component of Compensation is subject to a separate deferral percentage limitation. For each Plan Year, a Participant may not defer more than:

•	80% of annual base salary;

•	98% of annual bonus; and

•	80% of commissions.

4.3	Matching Deferrals

The Employer shall credit to the Account of each Eligible Employee Matching Deferrals equal to the amount of the Elective Deferrals made by such Eligible Employee pursuant to Section 4.1, but in no event greater than 6% of such Eligible Employee’s Compensation for the Plan Year.

4.4	Vesting

A Participant shall be immediately vested in, and shall have a nonforfeitable right to, all Elective Deferrals, Matching Deferrals, and all income and gain attributable thereto, credited to his or her Account; provided, however, that the existence of such right shall not be deemed to vest in any Participant any right, title or interest in or to any specific assets of the Employer.

ARTICLE V – ACCOUNTS

5.1	Accounts

The Committee shall establish an Account for each Participant reflecting Elective Deferrals and Matching Deferrals made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Committee may cause the Trustee to maintain and invest separate asset accounts corresponding to each Participant’s Account. The Committee shall establish sub-accounts for each Participant that has more than one election in effect under Section 6.1 and such other sub-accounts as are necessary for the proper administration of the Plan. The Committee shall periodically, but no less frequently than annually, provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals, and distributions of such Account since the prior statement.

5.2	Investments

The assets of the Trust shall be invested in such investments as the Trustee shall determine. The Trustee may (but is not required to) consider the Employer’s or a Participant’s investment preferences when investing the assets attributable to a Participant’s Account.

ARTICLE VI – PAYMENTS

6.1	Election as to Time and Form of Payment

A Participant shall elect (on the Election Form used to elect to defer Compensation under Section 4.1) the date at which the Elective Deferrals and Matching Deferrals (including any earnings attributable thereto) will commence to be paid in cash to the Participant. The Participant may elect a specified date or the date that is six months after Termination of Employment. The Participant shall also elect thereon for payments to be paid in either:

a	a single lump-sum payment; or

b.	a series of installments paid over a period elected by the Participant of up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid. The Participant shall elect whether such installments are made annually, semiannually, quarterly or monthly.

Such distribution election detailing the time and form of payment will need to be made on an annual basis with respect to each year’s deferral and will only be effective for Elective Deferrals and Matching Contributions made for the Plan Year beginning after the date of the election. If an election under this Section is not made timely or is deemed invalid by the Committee, the default time of distribution for such deferral will be six months after Termination of Employment and the default form of payment will be a single-lump sum payment. Except as provided in Sections 6.2, 6.3 or 6.4, payment of a Participant’s Account shall be made in accordance with the Participant’s elections under this Section 6.1.

In accordance with Section 409A of the Code and the regulations thereunder, prior to December 31, 2008, each Participant shall have the opportunity to revoke their current election on file and make a new distribution election which will apply to their entire Account balance. Amounts previously scheduled to be distributed in the 2008 calendar year can not be modified and are not eligible for this special unifying election. Furthermore, amounts previously scheduled to be paid after the 2008 calendar year can not be modified to be paid during the 2008 calendar year, but can be modified to be paid in any calendar year after 2008. The Committee, in its sole discretion, shall establish procedures to implement this special election process consistent with the requirements of Section 409A of the Code and the regulations thereunder.

Notwithstanding the above, upon a Participant’s Termination of Employment, in the event such Participant’s Account balance is less than $25,000, such Account balance shall be distributed as soon as possible following such Termination of Employment in the form of a single lump-sum payment; provided, however, such distribution shall be subject to a six month delay.

6.2	Change of Control

Notwithstanding Section 6.1, as soon as possible following a Change of Control, each Participant shall be paid his or her entire Account balance in a single lump sum.

6.3	Disability

Notwithstanding Section 6.1, if a Participant becomes Disabled prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant, in the form elected by the Participant pursuant to Section 6.1.

6.4	Death

Notwithstanding Section 6.1, if a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated Beneficiary or Beneficiaries, elected by the Participant pursuant to Section 7.

6.5	Taxes

All federal, state or local taxes that the Committee determines are required to be withheld from any payments made pursuant to this Article VI shall be withheld.

ARTICLE VII – BENEFICIARY DESIGNATION

7.1	Designation

Upon enrollment in the Plan, each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new such designation with the Committee on a form designated by the Committee for such purpose. The most recent such designation received by the Committee shall be controlling and shall be effective upon receipt and acceptance by the Committee; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death.

7.2	Failure to Designate Beneficiary

If no such Beneficiary designation is in effect at the time of a Participant’s death, or if no designated Beneficiary survives the Participant, or if such designation conflicts with law, the Participant’s estate shall be deemed to have been designated as the Beneficiary and shall receive the payment of the amount, if any, payable under the Plan upon the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the obligations of the Employer under the Plan.

7.3	Payment to Representatives

If the Committee determines that a Participant or Beneficiary is legally incapable of giving valid receipt and discharge for the payment due from this Plan, such amounts shall be paid to a duly appointed and acting guardian, if any. If no such guardian is appointed and acting, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction on behalf of the Participant or Beneficiary and such payment shall be a complete discharge of the obligations of the Employer under the Plan.

ARTICLE VIII – PLAN ADMINISTRATION

8.1	Powers and Duties of the Committee

The Committee shall have absolute discretion with respect to the operation, interpretation and administration of the Plan. The Committee's powers and duties shall include, but not be limited to:

a)	Establishing Accounts for Participants;

b)	Determining eligibility for, and amount of, distributions from the Plan;

c)	Adopting, interpreting, altering, amending or revoking rules and regulations necessary to administer the Plan;

d)	Delegating ministerial duties and employing outside professionals as may be required; and

e)	Entering into agreements or taking such other actions on behalf of the Employer as are necessary to implement the Plan.

Participants are not prohibited from serving as members of the Committee. If an individual is both a Participant and a member of the Committee, such individual is prohibited from making any decision with respect to his or her own participation in, or individual benefits under, the Plan. Any action of the Committee may be taken by a vote or written consent of the majority of the Committee members entitled to act. Any Committee member shall be entitled to represent the Committee, including the signing of any certificate or other written direction, with regard to any action approved by the Committee.

8.2	Information

To enable the Committee to perform its functions, the Employer shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Committee may require.

8.3	Claims Procedure

In the event a claim by a Participant relating to the amount of any distribution is denied, such person will be given written notice by the Committee of such denial, which shall set forth the reason for denial. The Participant may, within sixty (60) days after receiving the notice, request a review of such denial by filing notice in writing with the Committee. The Committee, in its discretion, may request a meeting with the Participant to clarify any matters it deems pertinent. The Committee will render a written decision within sixty (60) days after receipt of such request, stating the reason for its decision. If the Committee is unable to respond within sixty (60) days, an additional sixty (60) days may be taken by the Committee to respond. The Participant will be notified if the additional time is necessary by the end of the initial sixty (60) day period. The determination of the Committee as to any disputed questions or issues arising under the Plan and all interpretations, determinations and decisions of the Committee with respect to any claim hereunder shall be final, conclusive and binding upon all persons.

ARTICLE IX – AMENDMENT AND TERMINATION

9.1	Amendments

Except as expressly provided in Section 9.3 hereof, the Company, in its sole discretion, by action of its Board or other governing body charged with the management of the Company, or its designee, may amend the Plan, in whole or in part, at any time.

9.2	Termination

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Company reserves the right to terminate the Plan at any time, subject to Section 9.3, by an instrument in writing which has been executed on the Company’s behalf by its duly authorized officer. Upon termination, the Company may elect to (a) continue to maintain the Plan to pay benefits hereunder as they become due as if the Plan had not terminated or (b) pay to Participants (or their beneficiaries) the balance of their Accounts no sooner than twelve months and no later then 24 months after the Plan termination is effective.

For purposes of the preceding sentence, in the event the Company chooses to implement clause (b), such termination and liquidation of the Plan shall be subject to the following limitations:

(1)	The termination and liquidation may not occur proximate to a downturn in the financial health of the Company or the Employer;

(2)	The Employer must terminate and liquidate all other plans, programs and arrangements it sponsors that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had deferred compensation under such plans, programs and arrangements; and

(3)	The Employer may not adopt a new plan that would be aggregated with the Plan under Treasury Regulation 1.409A-1(c) if any Participant had participated in such plan for a period of three years following the date the termination and liquidation become irrevocable.

9.3	Protection of Benefit

No amendment or termination of this Plan shall reduce the rights of any Participant with respect to amounts allocated to a Participant’s Account prior to the date of such amendment or termination without the Participant’s express written consent.

ARTICLE X – MISCELLANEOUS

10.1	Tax Withholding

The Employer shall have the right to deduct an amount sufficient in the opinion of the Employer to satisfy all federal, state and other governmental tax withholding requirements relating to any distribution from the Plan.

10.2	Offset to Benefits

Amounts payable to the Participant under the Plan may be offset by any reasonable monetary claims the Employer has against the Participant.

10.3	Inalienability

Except as provided in Section 10.2 hereof, a Participant's right to payments under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant. In no event shall the Employer make any payment under this Plan to any person or entity other than the Participant or Beneficiary, unless required by law.

10.4	Employment

The adoption and maintenance of this Plan does not constitute a contract between the Employer and any Participant and is not consideration for the employment of any person. Nothing contained herein gives any Participant the right to be retained in the employ of the Employer or derogates from the right of the Employer to discharge any Participant at any time and for any reason without regard to the effect of such discharge upon his or her rights as a Participant in the Plan.

10.5	Indemnity of Committee

The Employer indemnifies and holds harmless the Committee and its designees from and against any and all losses resulting from any liability to which the Committee may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in its official capacity in the administration of this Plan, including all costs and expenses reasonably incurred in its defense, in case the Employer fails to provide such defense.

10.6	Liability

No member of the Board, the Committee, or management of the Employer shall be liable to any person for any action taken under the Plan.

10.7	Rules of Construction

(a)	Governing Law. The construction and operation of this Plan are governed by the laws of the State of Delaware, except to the extent superseded by federal law.

(b)	Headings. The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

(c)	Gender. Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

(d)	Singular and Plural. Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

(e)	Severability. If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be reformed, construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

ARTICLE XI – FUNDING

11.1	Unfunded Plan

This Plan is intended to be unfunded for tax purposes and all distributions hereunder shall be made out of the general assets of the Employer. No Participant or Beneficiary shall have any right, title, interest, or claim in or to any assets of the Employer other than as an unsecured creditor. The Plan constitutes only an unsecured commitment by the Employer to pay benefits to the extent, and subject to the limitations, provided for herein. Although, this Plan constitutes an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), it is intended to cover only a select group of management or highly compensated employees pursuant to Sections 201, 301 and 401 of ERISA.

11.2	Trust

Notwithstanding the foregoing, the Employer has the discretion to contribute to an irrevocable grantor trust amounts allocated to a Participant’s Account. The assets of such Trust shall be available to the creditors of the Employer in the event of bankruptcy or insolvency. To the extent of the Trust assets, amounts due under the Plan shall be payable first from such Trust to Participants before any claim is made against the Employer. The Committee may provide direction to the Trustee or custodian on behalf of the Employer as it deems necessary to provide for the proper distribution of benefits from the Trust.